Exhibit 99.1
Investor Update
April 29, 2014

This investor update provides Spirit's investor guidance for the second quarter ending June 30, 2014 and full year ending December 31, 2014. All data is based on preliminary estimates.

Capacity - Available Seat Miles (ASMs)	1Q14A	2Q14E	3Q14E	4Q14E	FY2014E
ASMs Year-over-Year % Change	21.0%	17.3%	14.6%	18.8%	17.8%

	2Q14E			FY2014E

Operating Margin	17.5%	-	18.5%	16.5%	-	18.0%

Passenger segments Year-over-Year % Change	14.0%	-	15.0%	15.0%	-	16.0%

Operating Expense per ASM (CASM) (cents)
Adjusted CASM(1)	9.98	-	10.04	9.82	-	9.88
Less: Fuel expense per ASM	3.86			3.85
Adjusted CASM ex-fuel(1)	6.12	-	6.18	5.97	-	6.03

Average Stage Length (miles)	980			985

Fuel Expense per Gallon ($)
Economic fuel cost*	$3.12			$3.13

Fuel gallons (thousands)	49,590			201,120

*Includes fuel taxes, and into-plane fuel cost. Based on the jet fuel curve as of April 24, 2014.

Select Operating Expenses ($millions)
Aircraft rent	$48			$194
Depreciation and amortization	$13			$51

Effective Tax Rate	37.5%			37.5%

Wtd. Average Share Count (millions)
Basic	72.7			72.9
Diluted	73.4			73.5

Capital Expenditures & Other Working Capital Requirements	Full Year 2014E
($Millions)	2014
Aircraft purchase commitments(2)	$480
Capital expenditures(3)	60
Payments for heavy maintenance events(4)	66
Pre-delivery deposits for flight equipment, net of refunds	89
Pre-paid maintenance deposits, net of reimbursements	7

Footnotes

(1)	Excludes special items.

(2)
Includes amounts related to the 11 aircraft scheduled for delivery in 2014. The Company has sale and leaseback financing arrangements for 7 of the 2014 aircraft deliveries and is working to secure financing for the remainder. Amount does not include the proceeds from any aircraft financings.

(3)
Includes the purchase of a spare engine that is expected to be financed under a sale and leaseback transaction after delivery and estimated equity amounts related to financing four aircraft under secured debt arrangements.

(4)	Payments for heavy maintenance events are recorded as Long-term deposits and other assets within "Changes in operating assets and liabilities," on the Company's cash flow statement.

Spirit Airlines, Inc.

		Aircraft Delivery Schedule (net of Scheduled Retirements) as of April 29, 2014
		A319	A320 CEO	A320 NEO	A321 CEO	A321 NEO	Total
Total Year-end 2013		29	23	—	2	—	54

1Q14		—	2	—	—	—	2
2Q14		—	1	—	—	—	1
3Q14		—	1	—	—	—	1
4Q14		—	7	—	—	—	7
Total Year-end 2014		29	34	—	2	—	65

1Q15		—	5	—	—	—	5
2Q15		—	3	—	—	—	3
3Q15		—	—	—	3	—	3
4Q15		—	—	1	3	—	4
Total Year-end 2015		29	42	1	8	—	80

2016		(3)	3	4	9	—	13
2017		(4)	6	—	8	—	10
2018		(5)	2	6	5	—	8
2019		(1)	—	3	—	10	12
2020		(7)	—	13	—	—	6
2021		(4)	—	18	—	—	14
Total Year-end 2021		5	53	45	30	10	143

Notes:
Includes aircraft on firm order as well as 5 leased A320neo aircraft.
2017 reflects scheduled deliveries of 8 A320ceo and 10 A321ceo aircraft, net of 2 A320ceo and 2 A321ceo lease expirations.

Seat Configurations
A319	145
A320	178
A321	218*

*A321s delivering in 2015 and beyond are expected to be configured with 219 seats.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, guidance and estimates for the second quarter and full year 2014, including expectations regarding operating margin, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, expected unrealized mark-to-market gains or losses, capital expenditures and other working capital requirements, aircraft rent, depreciation and amortization, fuel hedges and tax rates. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company has no intent, nor undertakes any obligation to, publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.